Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:
Carolyn Beaver	Rachel Kennedy
Chief Financial Officer	Media Contact
Sequenom, Inc.	Chandler Chicco Agency
858-202-9028	858-449-9575
investorrelations@sequenom.com	rkennedy@chandlerchiccocompanies.com

SEQUENOM, INC. REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2014

•	14% increase in revenue from the prior year third quarter

•	50% increase in gross margin to 45% in the quarter from the prior year third quarter

•	Net loss of $6.1 million, or $0.05 per share in the quarter compared to $28.1 million, or $0.24 in the prior year third quarter

•	Cash used in operating activities of $3.8 million, down from $21.9 million in the prior year third quarter

SAN DIEGO, Calif. – November 4, 2014 - Sequenom, Inc. (NASDAQ: SQNM), a life sciences company providing innovative genetic analysis solutions, today reported total revenues of $37.9 million for the third quarter of 2014, an increase of 14% compared to revenues of $33.3 million for the third quarter of 2013.

“We are encouraged by our progress towards the Company’s goal to improve operations and cash flow. Sequenom continues to focus on obtaining profitable units while also achieving significant cost reductions in our operations,” said Bill Welch, Chief Executive Officer of Sequenom, Inc. “In addition to focusing on profitable samples, we believe testing volumes were impacted by increased competitive activity, likely a consequence of changes of NIPT service providers by the two national reference laboratories. While early, testing volumes in the fourth quarter have increased to record levels.”

Logistics for the Quest test send out integration for the MaterniT21® PLUS laboratory-developed test were completed at the end of the third quarter. Testing volumes in October have increased with the addition of Quest volumes and an uptake in Sequenom Laboratories’ core testing business. The volumes of MaterniT21 PLUS and total laboratory test samples received in October were 15,900 and 18,600 samples, respectively.

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Third Quarter Results

Revenues for the third quarter of 2014 were $37.9 million, compared to $33.3 million for the third quarter of 2013. Revenues are recorded primarily on a cash basis. In the third quarter, Sequenom Laboratories continued using accrual accounting for several third-party payors and added additional payors on accrual accounting. This resulted in a net revenue increase of $2.1 million, based upon accrued revenue of $6.6 million for those payors, compared to $4.5 million in cash received during the quarter from those payors for tests performed during the quarter. International revenue, accounted for on an accrual basis, contributed 11% of diagnostic services revenues in the third quarter of 2014. In total, over 29% of Sequenom’s revenue in the third quarter is accounted for on the accrual basis of accounting.

Total patient samples accessioned decreased by 3.5% to 46,600 patient samples during the third quarter of 2014, compared to the prior year third quarter. Approximately 38,500 of those patient samples accessioned were for the MaterniT21 PLUS test, which is essentially the same testing volume as the third quarter of 2013. Sequenom Laboratories’ cystic fibrosis carrier screen tests decreased by approximately 2,000 units compared to the same quarter prior year, primarily due to the growing requests for broader carrier screening tests. The volume of MaterniT21 PLUS tests decreased by 2,300 tests compared to the second quarter of 2014, due to competitive activities as previously noted as well as potentially the impact of seasonal prenatal testing rates. Prenatal testing rates are the lowest in the summer months based on government monthly birthrate data (CDC/National Center for Health Statistics, 2013).

Sequenom Laboratories continues to primarily allow for MaterniT21 PLUS test usage for Medicaid patients where reimbursement and coverage is provided. At the end of the third quarter, 15 states’ Medicaid plans provide reimbursement for the MaterniT21 PLUS test. Sequenom Laboratories is continuing to work with all other Medicaid programs that do not currently cover the MaterniT21PLUS test or have not yet implemented the molecular diagnostic codes following the coding changes which were implemented at the beginning of 2013.

As of September 30, 2014, more than 142 million commercial lives are covered for the MaterniT21 PLUS test as well as the additional Medicaid lives from the 15 states in which Sequenom Laboratories now has coverage. We have agreements with three of the top five national payors, including a master service agreement with the largest U.S. insurance association.

Total cost of revenues decreased to $21.0 million for the third quarter of 2014, compared to $23.2 million for the prior year period. Cost of revenues decreased primarily due to the continued cost improvements to Sequenom Laboratories’ existing tests as well as the change in test volumes.

Gross margin for the third quarter of 2014 was 45% as compared to gross margin of 30% for the third quarter of 2013. This improvement is attributable primarily to the increase in collections for tests performed

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in the current and prior quarters, the change to accrual accounting for certain payors and improved cost efficiencies in processing patient samples.

Total operating expenses for the third quarter of 2014 were $23.0 million, as compared to total operating expenses of $37.2 million for the third quarter of 2013, which included $5.7 million of restructuring costs. Total operating expenses for the third quarter of 2014 were down sequentially from total operating expenses of $30.6 million for the second quarter of 2014 as a result of the non-cash stock compensation expense related to the retirement of the former chief executive officer and additional restructuring costs in the second quarter which did not recur in the third quarter. In the third quarter 2014 the Company also recorded a $2.1 million reduction in general and administrative costs related to the Isis legal fees reimbursement which we waived as part of the consideration for the Patent Purchase Agreement.

Loss from continuing operations for the third quarter of 2014 was $6.1 million which included the income tax benefit of $2.1 million for continuing operations which is related to the gain on the sale of the Bioscience business segment earlier in the year, as compared to $29.3 million for the same period in 2013. Net loss for the third quarter of 2014 was $6.1 million, or $0.05 per share, as compared to $28.1 million, or $0.24 per share for the same period in 2013.

Cash burn related to continuing operations for the third quarter of 2014 was $6.7 million, compared to $26.1 million in the same period of 2013 and $4.1 million in the second quarter of 2014. The cash burn for the third quarter of 2014, excluding semi-annual royalty payments of $3.0 million and semi-annual debt service payments of $3.3 million which were not incurred in the second quarter, was $0.5 million.

Unrecorded accounts receivable for tests performed are estimated to be $33 to $36 million as of September 30, 2014. This range has declined from the prior quarter due to collections in the third quarter and additional amounts recorded as accounts receivable using accrual accounting. The Company continued the adoption of accrual accounting for certain payors, resulting in recorded receivables of approximately $2.1 million during the third quarter. Collections in the third quarter of 2014 did not include any significant “catch up” payments from payors as experienced in prior quarters.

“We saw a 72% improvement in our loss from continuing operations before income taxes compared to the same quarter of the prior year. We are particularly pleased with the significant improvement in our cash burn compared to the third quarter of the prior year, as we are working towards our goal of positive cash flow,” said Carolyn Beaver, Chief Financial Officer of Sequenom.

As of September 30, 2014, total cash, cash equivalents, and marketable securities were $71.0 million. Additionally, $5 million in investments with a 15 month maturity are included in other assets.

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Operational Updates

In the first nine months of 2014, Sequenom Laboratories accessioned more than 119,000 MaterniT21 PLUS tests and more than 146,000 total test samples for all its laboratory-developed tests, compared to 112,000 MaterniT21 PLUS tests and 140,000 total tests for the first nine months of 2013. As a reminder, we initiated a profitability program in the third quarter of 2013 to focus on those tests with a good likelihood for reimbursement. This program was centered primarily on government payors where reimbursement was not established. While this program has dampened some short term test volumes and associated test revenues, it has improved the overall gross margin and cash flow for the benefit of the Company. Sequenom believes programs to improve collections, increase payor contracts and improve government reimbursement will provide a path for future profitable growth opportunities.

As announced in June 2014, Sequenom signed an agreement with Quest Diagnostics (Quest) to offer national access to Sequenom Laboratories’ MaterniT21 PLUS laboratory-developed test. The Company worked with Quest during the third quarter to establish the logistics and information services to enable patient samples from Quest. These logistics were completed at the end of the third quarter and we began to receive samples in early October.

Sequenom also signed a license agreement with Quest in June 2014 for certain Sequenom controlled NIPT patents and patent applications. Quest intends to use our NIPT intellectual property for the purposes of developing and validating its own laboratory-developed test. The Company expects Quest may begin to offer its own NIPT laboratory-developed test sometime in the first half of 2015.

In July 2014, Sequenom announced the clinical data for the VisibiliT™ test, a laboratory-developed test that provides a risk score for common fetal chromosomal aneuploidies that are normally evaluated within conventional prenatal serum screen tests. Sequenom Laboratories is the first test service provider to offer two distinct noninvasive prenatal testing options, enabling greater testing access and flexibility for providers and their patients. The Company initiated the logistics, laboratory procedures and training to launch the VisibiliT test internationally. These launch activities were completed by the end of the third quarter. The Company anticipates receiving VisibiliT test samples from several international markets in the fourth quarter.

Sequenom Laboratories launched the Enhanced Sequencing Series II in August for its MaterniT21 PLUS test and began reporting additional findings for the presence of three further subchromosomal microdeletions, including 11q deletion (Jacobsen syndrome), 8q deletion (Langer-Giedion syndrome), and 4p deletion (Wolf-Hirschhorn syndrome). These microdeletions are associated with various clinical conditions that can result in physical and developmental issues. With the Enhanced Sequencing Series, the MaterniT21 PLUS test is the most comprehensive noninvasive prenatal test of-its-kind available on the market, providing valuable information for pregnancy management and patient care.

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On September 30, 2014, Sequenom entered into a Patent Purchase Agreement with Isis Innovation Limited (“Isis”) to acquire its global noninvasive prenatal testing intellectual property for $14.55 million, which includes $3.2 million as a final royalty payment due to Isis under our prior license agreement and a waiver of reimbursement for $2.1 million in paid legal fees that Isis owed to Sequenom. There are additional downstream payments contingent on revenues exceeding certain thresholds. Sequenom believes the purchase of these patents strengthens our intellectual property position worldwide and will reduce future expenditures.

Dr. Harry Hixson announced his retirement from the board of directors of Sequenom Inc., effective March 31, 2015. Harry has served as the chairman of the board of directors since 2003 and served as chief executive officer from 2009 to 2014. The board of directors intends to elect Dr. Dirk van den Boom, Chief Scientific and Strategy Officer at Sequenom, to the board effective March 31, 2015.

Non-GAAP Financial Measures

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States. To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the quarter ended September 30, 2014. Management uses non-GAAP financial measures because it believes that a cash flow metric incorporating cash used by operations and certain other uses of cash are important to understand the cash requirements of the business. The Company reported cash burn as a non-GAAP financial measure. This non-GAAP financial measure is not in accordance with or an alternative to GAAP.

Management uses cash burn to evaluate performance compared to forecasts. Cash burn is calculated as the sum of net cash used by operating activities, purchases of property, equipment and leasehold improvements, and payments on long-term obligations. The reconciliations of cash used by operating activities, the GAAP measure most directly comparable to cash burn, is provided on the attached schedule.

Conference Call Information

A conference call hosted by Bill Welch, CEO, and other members of senior management will take place today, November 4, at 5:00 p.m. EDT (2:00 p.m. PDT) and will be webcast live on the Sequenom website. To access the live teleconference call, dial 877-883-0383 in the U.S. and Canada, and 412-902-6506 for other international callers. Please use code 0747050. For interested parties unable to listen to the live conference call, a replay will be available through Friday, December 5, 2014. The replay will be accessible by dialing 877-344-7529 or 412-317-0088 internationally, and entering the conference number 10054723.

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The conference call webcast is also accessible through the “Invest” section of the Sequenom Website at www.sequenom.com/invest. An online replay will be available following the initial broadcast until Friday, December 5, 2014.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is a life sciences company committed to improving healthcare through revolutionary genomic and genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve molecular diagnostic markets. Web site: www.sequenom.com.

About Sequenom Laboratories

Sequenom Laboratories, a CAP accredited and CLIA-certified molecular diagnostics laboratory, has developed a broad range of laboratory tests, with a focus on prenatal and ophthalmological diseases and conditions. Branded under the names HerediT™, MaterniT21® PLUS, RetnaGene™, SensiGene® and VisibiliT™, these molecular genetic laboratory-developed tests provide early patient management information for obstetricians, geneticists, maternal fetal medicine specialists and ophthalmologists. Sequenom Laboratories is changing the landscape in genetic disorder diagnostics using proprietary cutting edge technologies.

SEQUENOM®, HerediT™, MaterniT21® PLUS, RetnaGene™, SensiGene® and VisibiliT™, are trademarks of Sequenom, Inc. All other trademarks and service marks are the property of their respective owners.

Forward-Looking Statements

The preliminary unaudited financial information for the three and nine months ended September 30, 2014 set forth in this press release is based on information available at the time of this press release and is subject to further review by our independent accountants and management prior to our filing of our Quarterly Report on Form 10-Q for the third quarter ended September 30, 2014. Furthermore, any results reported for any completed period should not be considered indications of our future performance.

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Sequenom Laboratories’ discussions with state Medicaid programs and negotiations with the payor community, the Company’s ability to improve collections, increase payor contracts and improve government reimbursement, the Company’s ability to continue its cost improvement initiatives to reduce its net operating loss exposure and build value for its shareholders, Sequenom Laboratories’ anticipation of receiving additional samples from Quest Laboratories in the fourth quarter and the expectation that Quest may begin to offer its own NIPT laboratory-developed test sometime in the first half of 2015, Sequenom Laboratories’ and the Company’s expectations regarding the impact and benefits of the VisibiliT test internationally and the anticipation of beginning to receive VisilibiT test samples from

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international markets in the fourth quarter, the expected impact and benefits of the Enhanced Sequencing Series II for the MaterniT21 PLUS test on patient care, the expected strengthening of our intellectual property position worldwide and expected reduction in future expenditures as a result of the purchase of the global noninvasive prenatal testing intellectual property from Isis, and the Company’s commitment to improving healthcare through revolutionary genomic and genetic analysis solutions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with market demand for and acceptance and use of technology and tests such as the MaterniT21 PLUS test and the VisibiliT test, reliance upon the collaborative efforts of other parties such as, without limitation, healthcare providers, international distributors and licensees, the Company or third parties obtaining or maintaining regulatory approvals that impact the Company’s business, government regulation particularly with respect to diagnostic products and laboratory-developed tests, publication processes, the performance of designed product enhancements, the Company’s ability to develop and commercialize technologies and products, particularly new technologies such as noninvasive prenatal diagnostics, laboratory developed tests, the Company’s financial position, the timing and amount of reimbursement that Sequenom Laboratories receives from payors for its laboratory-developed tests, the Company’s ability to manage its existing cash resources or raise additional cash resources, competition, intellectual property protection and intellectual property rights of others, litigation involving the Company, and other risks detailed from time to time in the Company’s most recently filed Quarterly Report on Form 10-Q, its most recently filed reports on Form 8-K, and its most recently filed Annual Report on Form 10-K, and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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SEQUENOM, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

(In thousands, except per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Diagnostic services revenue, net	$37,937	$33,268	$114,780	$86,877
Cost of diagnostic services	21,000	23,242	66,180	64,955

Gross margin	16,937	10,026	48,600	21,922

Operating expenses:
Selling and marketing	7,448	9,093	23,927	29,048
Research and development	6,073	8,589	19,949	31,111
General and administrative	9,457	13,788	36,527	39,230
Restructuring costs	—	5,711	1,885	5,711

Total operating expenses	22,978	37,181	82,288	105,100

Loss from operations	(6,041)	(27,155)	(33,688)	(83,178)
Other expense, net	(2,144)	(2,109)	(6,334)	(6,470)

Loss from continuing operations before income taxes	(8,185)	(29,264)	(40,022)	(89,648)
Income tax benefit (expense)	2,107	(80)	8,911	(197)

Loss from continuing operations	(6,078)	(29,344)	(31,111)	(89,845)
Discontinued Operations:
Earnings from discontinued operations, net of tax	—	1,196	13,812	1,314

Gain from discontinued operations	—	1,196	13,812	1,314

Net loss	$(6,078)	$(28,148)	$(17,299)	$(88,531)

Net earnings (loss) per common share, basic and diluted
Continuing operations	$(0.05)	$(0.25)	$(0.27)	$(0.78)
Discontinued operations	$—	$0.01	$0.12	$0.01
Net loss per common share, basic and diluted	$(0.05)	$(0.24)	$(0.15)	$(0.77)

Weighted average number of shares outstanding, basic and diluted	117,067	115,592	116,516	115,255

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SEQUENOM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash, cash equivalents and marketable securities	$70,983	$71,257
Accounts receivable, net	6,592	2,552
Inventories	5,990	11,598
Other current assets and prepaid expenses	3,235	2,652
Current assets of discontinued operations	—	13,475

Total current assets	86,800	101,534
Property, equipment and leasehold improvements, net	16,638	24,378
Other assets	31,119	16,482
Noncurrent assets of discontinued operations	—	2,308

Total assets	$134,557	$144,702

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$7,692	$9,086
Accrued expenses	22,504	24,554
Long-term debt and obligations, current portion	5,935	7,643
Other current liabilities	12,748	2,151
Accrued income taxes	1,385	—
Current liabilities of discontinued operations	—	6,207

Total current liabilities	50,264	49,641
Long-term liabilities	136,189	140,618
Long-term liabilities of discontinued operations	—	946
Cumulative translation adjustment of discontinued operations	—	527
Total stockholders’ deficit	(51,896)	(47,030)

Total liabilities and stockholders’ deficit	$134,557	$144,702

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SEQUENOM, INC.

RECONCILIATION OF CASH BURN

(Unaudited)

(In thousands, except amounts per share)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Cash Burn:
Net cash used in operating activities	$3,827	$21,948	$22,013	$77,117
Purchases of property, equipment and leasehold improvements	456	2,383	1,007	11,431
Payments on long-term obligations	2,440	1,766	6,254	5,527

Cash burn(1)	$6,723	$26,097	$29,274	$94,075

(1)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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